Exhibit 10.16(a)

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

SANA BIOTECHNOLOGY, INC.

for

[***]

EXCLUSIVE LICENSE AGREEMENT

for

[***]

This exclusive license agreement (“Agreement”) is made effective this 2nd day of January, 2019 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143 and Sana Biotechnology, Inc., a Delaware corporation, having a place of business at 1616 Eastlake Avenue East, Suite 360, Seattle, WA 98102 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as [***] (collectively “Invention”), made in the course of research at UCSF by Sonja Schrepfer and [***] (collectively, the “Inventors”) and are claimed in Patent Rights as defined below.

B. The Licensee and The Regents have executed a Letter of Intent (UC [***]) with an effective date of December 1, 2017.

C. The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights but only to the extent that The Regents has proprietary rights in and to such Patent Rights.

D. Both parties recognize and agree that Earned Royalties (defined in Paragraph 8.1) are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to [***], in accordance with the terms and conditions set forth herein.

E. The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

The parties agree as follows:

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1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee.

1.2 “Allocated Amount” shall mean a number of shares of the Licensee’s Preferred Stock issued in the Qualified Financing calculated by dividing [***] dollars ($[***]) by the price per share paid by an investor for a share of the Licensee’s Preferred Stock (calculated for this purpose without giving effect to any discount associated with the conversion of any then outstanding convertible promissory notes converting into shares of Preferred Stock in the Financing Round).

1.3 “Combination Product” means a Licensed Product or Licensed Service that contains or uses at least one other product, process, service, or therapy (including another therapeutically active ingredient, delivery device, or component thereof) that is not Covered by any Patent Right (a “Combination Product Component”), where (i) if such Combination Product Component were removed from such combined product or service, the manufacture, use, Sale or import of the remaining product or service in or into a particular country would infringe, but for the license herein, the same Patent Right in such country as would be infringed, but for the license herein, by the manufacture, use, Sale or import of such product or service when not a part of such combined product or service, (ii) such Combination Product Component could, if so formulated or designed, be Sold separately from such combined product or service, and (iii) such Combination Product Component has independent, economic value such that the market price of such combined product or service is or would be higher as a result of the inclusion of such Combination Product Component than the market price for the applicable product or service not in combination with such Combination Product Component.

1.4 “Commercially Reasonable Efforts” means, with respect to (i) achieving any objective by Licensee, using diligent, good faith efforts to accomplish such objective as a similarly situated pharmaceutical or biotechnology company would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or commercialization of any Licensed Product or Licensed Service by Licensee means those efforts and resources that would be used by Licensee with regard to the development, manufacture and commercialization of biopharmaceutical products owned by it or to which it has rights, that is of similar market and profit potential, at a similar stage in development or product life (including without limitation the promptness with which such efforts and resources would be applied) as the applicable Licensed Product or Licensed Service and consistent in scope with those that would be applied by a similarly situated pharmaceutical or biotechnology company to the development and pursuit of regulatory approval of therapeutic candidates of commercial potential similar to the applicable Licensed Product or Licensed Service, in each case, taking into account all relevant factors, but in any case without regard to any payments owed to The Regents under this Agreement.

1.5 “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct more than fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.6 “Cover,” “Covering,” or “Covered” means, with respect to a particular subject matter at issue and the relevant patent right, that the manufacture, use, Sale, offer for Sale, or importation of the subject matter would fall within the scope of a claim in such patent right.

1.7 “Deemed Liquidation Event” shall have the meaning set forth in the Licensee’s Amended and Restated Certificate of Incorporation (as may be amended or amended and restated from time to time).

1.8 “Exempted Securities” shall have the meaning set forth in the Licensee’s Amended and Restated Certificate of Incorporation (as may be amended or amended and restated from time to time).

1.9 “Field of Use” means all uses in or for humans.

1.10 “Financing Round” means the sale and issuance of capital stock (other than Exempted Securities) to one or more third-parties for bona fide fundraising purposes.

1.11 “Licensed Method” means any process or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Valid Claim within the Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.12 “Licensed Product(s)” means any product, including, without limitation, a product for use or used in practicing a Licensed Method and any product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Valid Claim of the Patent Rights in any country were they issued at the time of the infringing activity in that country. Licensed Products includes Combination Products.

1.13 “Licensed Service(s)” means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.

1.14 “Liquidation Event” shall have the meaning set forth in the Licensee’s Amended and Restated Certificate of Incorporation (as may be amended or amended and restated from time to time).

1.15 Net Sales

1.15.1 “Net Sales” means the total amount invoiced (including the fair market value of any non-cash consideration) by Licensee or by any Affiliate or Sublicensee (other than a third party distributor) in an arms’ length transaction to a third party (that is not a Sublicensee) on account of Sales of Licensed Product or Licensed Services, after deduction of all the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent applicable to such Sales:

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1.15.2 In the case of Licensed Products or Licensed Services billed by Licensee, Net Sales shall further be reduced by [***], notwithstanding Licensee’s Commercially Reasonable Efforts of collection, within [***] days of the date such balances were due; provided that such amounts have been formally designated as uncollectible in accordance with Licensee’s internal accounting procedures, and provided further that such reduction shall not be applicable in the event and to the extent that any such designated amounts are ultimately collected by Licensee. Additionally, in no event shall Net Sales be reduced by more than [***] percent ([***] %) due to bad debt in any calendar year.

1.15.3 If Licensee or its Affiliates or Sublicensee makes any Sales to any third party in a transaction in a given country that is not an arms’ length transaction, unless a cash discount within the meaning of this Paragraph 1.15 applies, the Net Sales used to determine the Earned Royalties payable to The Regents shall be computed on the basis of [***].

Notwithstanding the foregoing, [***], shall not be included in the calculation of Net Sales. Following marketing approval by the FDA in the U.S. or by the equivalent regulatory authority in a foreign country for a specific Licensed Product or Licensed Service, Licensee shall include in its progress reports submitted pursuant to Section 12.1 a description of Sales of such Licensed Product or Licensed Service occurring in the relevant reporting period that are within the scope of this paragraph. If it is unclear to The Regents that a transfer or other disposition of Licensed Products or Licensed Services falls within the scope of this paragraph, then the parties will promptly confer and attempt to resolve the matter in good faith.

1.15.4 For Sales by Licensee or by any Affiliate or Sublicensee (other than a third party distributor) of a Combination Product:

1. If both the Licensed Product and the Combination Product Components are each Sold separately in finished form in a particular territory, then Net Sales shall be calculated as [***]

2. If the Licensed Product or the Licensed Services included in the Combination Product is Sold separately in finished form in a particular territory, but the Combination Product Components included in such Combination Product are not Sold separately in finished form in such territory, then Net Sales shall be calculated as: [***]

3. If the Combination Product Components included in the Combination Product is Sold separately in finished form in a particular territory, but the Licensed Product Components included in such Combination Product are not Sold separately in finished form in such territory, then Net Sales shall be calculated as: [***]

4. If neither the Licensed Product or Licensed Service nor the Combination Product Components are available for sale separately in the applicable territory, then Net Sales of the Licensed Product or Licensed Service that is a Combination Product, [***]

5. Notwithstanding the above, Licensee shall in all cases provide detailed information to The Regents to fully support the Net Sales calculations of Combination Products.

1.16 “Patent Rights” means the following United States and international patents and patent applications:

[***]

Patent Rights shall further include, to the extent assigned to or otherwise obtained by The Regents, continuations, divisions, and continuation-in-part applications (but only those claims of the continuation-in-part applications that are entitled to the priority date of the parent application), all patents to issue thereon, all corresponding foreign patents and patent applications, and any reissues, re-examinations, extensions, substitutions on any of the foregoing.

1.17 “Phase II Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.18 “Profit Sharing Income” means amounts received by Licensee from any Sublicensee under an arrangement, including but not limited to a joint development and commercialization agreement, which requires the Licensee to fund a share of the research, development and/or commercialization costs of the Licensed Product and/or Licensed Service undertaken by the Sublicensee in return for a share of net profits (as specifically defined in such agreement) from such Sublicensee specifically resulting from any actual Sale of any Licensed Product and/or Licensed Service by such Sublicensee. Such Profit Sharing Income amounts must be attributable and directly proportional to the percentage of such research, development and/or commercialization funding received by a Sublicensee from Licensee and such Profit Sharing Income shall be calculated on a per royalty reporting period basis. For example, if the Licensee invests fifty percent (50%) of the costs towards research, development and/or commercialization of a Licensed Product by a Sublicensee, then Profit Sharing Income received by Licensee under such an agreement shall not exceed fifty percent (50%) of net profits of the Sublicensee for such Licensed Product. For the avoidance of doubt, any Sales of Licensed Products and/or Licensed Services by such Sublicensee shall be subject to the payment of an Earned Royalty under Section 8.1. For clarity, any amounts received beyond the attribution and proportionality referred to above shall be considered Sublicensing Revenue in accordance with Paragraph 1.22.

1.19 “Sale” and “Sell” means, with respect to a Licensed Product or Licensed Service, the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.

1.20 “Specific Clinical Condition” shall mean a particular disease process or entity that may have various submanifestations or presentations, but shall be included as the one clinical condition. Examples of different Specific Clinical Conditions include, but are not limited to, the [***]. By way of further example, each of [***] are within a single Specific Clinical Condition, [***] are not themselves each a different Specific Clinical Condition.

1.21 “Sublicensee” means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are granted a sublicense or an option to a sublicense. For the avoidance of doubt, Sublicensees shall include those persons or entities granted rights through multiple tiers of sublicensing.

1.22 “Sublicensing Revenues” means amounts (including, without limitation, any licensing fee or upfront fee for an option to a sublicense (but only the lesser of [***] dollars ($[***]) or [***]% of the pro rata portion of such optioning fee attributable to the relative value of the Patent Rights compared to the other intellectual property rights and material that may be the subject of such optioning fee), license maintenance fees, or milestone payments, and fair market value of any non-cash consideration), received by or payable to the Licensee from any Sublicensee in consideration of the grant of a sublicense of the Licensee’s rights under this Agreement; provided that Sublicensing Revenues will not include amounts received by or payable to the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: [***]. In addition, to the extent that a payment is made under a sublicense agreement that grants both a sublicense under the Patent Rights and a license or sublicense under intellectual property rights or materials not licensed to Licensee under this Agreement, then a pro rata portion of such payment will be considered Sublicensing Revenue which pro rata portion will be calculated based on the relative value of the Patent Rights as compared to the other intellectual property rights and material licensed or sublicensed by Licensee under such sublicense agreement in consideration for which such payment was made. Licensee will provide The Regents with written justification for such calculation of the Sublicensing Revenue and the parties will discuss such calculation in good faith.

1.23 “Therapeutic Indication” shall mean the specific use of a Licensed Product or Licensed Service for the prevention or treatment of a Specific Clinical Condition that requires obtaining a separate approval by the Food and Drug Administration (FDA) for promoting the Sale of the Licensed Product or Licensed Service to treat that Specific Clinical Condition.

1.24 “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken. If a claim of a pending patent application has not issued and is pending for more than [***] years after the receipt of the first office action from the relevant patent office in the applicable patent family, such pending claim shall cease to be a Valid Claim after the [***] anniversary of the date of receipt of such first office action and until such time as such claim issues (upon which, subject to the conditions above, it will become a Valid Claim). If and when appropriate, UCSF and Licensee will develop a strategy for expedited prosecution of the patent applications within the Patent Rights and Licensee will reimburse UCSF for any documented out-of-pocket costs associated with such expedited prosecution.

2. GRANT

2.1 License Grant. Subject to the limitations and other terms and conditions set forth in this Agreement and those rights reserved by The Regents as set forth in Paragraph 2.2, The Regents hereby grants to the Licensee an exclusive license under its rights in and to Patent Rights to make, have made, use, Sell, offer for Sale and import Licensed Products, to provide Licensed Services, and to practice Licensed Methods, and otherwise practice under the Patent Rights, only in the Field of Use in the United States and other countries where The Regents are not prohibited by applicable law from so granting such rights under such Patent Rights.

2.2 Reservation of Rights. The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to any of the foregoing and to make and use any products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and non-commercial research purposes, and including publication and other communication of any research results. If the Regents grants any of the foregoing rights to another educational institution or non-profit institution, The Regents shall notify such institution that the Patent Rights are exclusively licensed and shall also ask that the applicable institution will (a) notify The Regents of any patent or other intellectual property that constitutes an improvement or new use of the Invention (“Improvement”) and The Regents will disclose any such notification to Licensee, (b) provide any proposed publication or presentation disclosing the Improvement to The Regents and Licensee for review and comment at least [***] days prior to the publication or presentation and give The Regents and Licensee the right to postpone the publication or presentation by another [***] days in order to file a patent application covering any subject matter therein, wherein ownership of any Improvement shall follow inventorship in accordance with US patent law and (c) grant to Licensee a time limited exclusive option to negotiate an exclusive or non-exclusive license (in the Licensee’s discretion) to such Improvement, which negotiation period shall not be less than [***] days.

2.3 Affiliates. Licensee may exercise its rights, perform its obligations and pursue its remedies under this Agreement either directly or through one or more of its Affiliates that Licensee designates as a licensed Affiliate under this Agreement by providing written notice to The Regents of such designation (each such Affiliate a “Licensed Affiliate”). A Licensed Affiliate will have the benefit of all rights (including all licenses) and remedies of Licensee under this Agreement. Accordingly, in this Agreement “Licensee” will be interpreted to mean “Licensee or its Licensed Affiliates” where necessary to give each Licensed Affiliate the benefit of the rights and remedies provided to Licensee in this Agreement; provided, however, that in any event Licensee will remain responsible for the acts and omissions of its Licensed Affiliates.

3. SUBLICENSES

3.1 Permitted Sublicensing. The Regents also hereby grants to the Licensee the right to sublicense to third parties (including to Affiliates) through multiple tiers the rights granted to the Licensee hereunder, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the applicable rights of, and will require the performance of all applicable obligations due to The Regents. For the purposes of this Agreement, Licensee will remain responsible for the acts and omissions of its Sublicensees. However, Licensee shall have the right to remedy any breach of this Agreement caused by a Sublicensee by curing any such breach caused by such Sublicensee within [***] days of Licensee becoming aware of such breach or, if such breach is unable to be cured within such time period, promptly terminating such Sublicensee’s sublicense agreement.

3.2 Sublicense Requirements. The Licensee shall: (a) provide The Regents with a copy of each sublicense issued within [***] days after execution of such sublicense or sublicense amendment, provided that Licensee may redact those portions that contain confidential or proprietary information of a third party and are not necessary to confirm compliance with the applicable terms of this Agreement; (b) remain responsible for payment of all payments due The Regents from Licensee ; and (c) summarize and deliver all reports due to The Regents from Licensee with respect to those activities for which reports are due under this Agreement that are performed by Sublicensees.

3.3 Mandatory Sublicensing. If, at any time after the [***] anniversary of the Effective Date, Licensee is unable or unwilling to serve or develop a potential market or market territory in the developing world or for a neglected patient populations for a particular Therapeutic Indication and for which there is a bona fide third party company (i) with sufficient resources (in The Regent’s reasonable opinion), (ii) that is not developing, manufacturing or commercializing any product or service for the treatment of the same Therapeutic Indication in such country, and (iii) that is willing to be a Sublicensee, Licensee will, at The Regents’ request, negotiate in good faith a sublicense agreement with any such potential Sublicensee. The Regents would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

3.4 Sublicense Continuation upon License Termination. Upon termination of this Agreement for any reason, upon the request of any Sublicensee, The Regents will enter into a direct license from The Regents to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”), provided that such Sublicensee is not at the time of such termination in breach of its sublicense agreement and is not at the time of such termination an opposing party in any legal proceeding involving The Regents. Under any such New License Agreement between The Regents and such former Sublicensee, such Sublicensee will be required to pay to The Regents the same amounts in consideration for such direct grant as The Regents would have received from Licensee pursuant to this Agreement on account of such Sublicensee’s exploitation of the Patent Rights had this Agreement not been terminated. Under such New License Agreement, The Regents will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and all applicable rights of The Regents set forth in this Agreement shall be included in such New License Agreement. Notwithstanding the foregoing, the Regents shall not be obligated to enter into a New License Agreement with a Sublicensee unless (i) Licensee has provided The Regents with a copy of the sublicense agreement granting the sublicense to such Sublicensee in accordance with Paragraph 3.2 and with all terms relating to the rights and obligations under this Agreement left unredacted, (ii) such Sublicensee notifies The Regents within [***] days after the termination of this Agreement that it wishes to enter into a New License Agreement, and (iii) such Sublicensee pays to The Regents its pro rata share of any unreimbursed patent expenses during the negotiation of the New License Agreement within [***] days of the mailing date of the invoice for such expenses. Each Sublicensee will be an intended third party beneficiary of this Paragraph 3.4 with the right to enforce the same against The Regents. At the request of Licensee, The Regents will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Paragraph 3.4.

4. PAYMENT TERMS

4.1 Payment Obligations. Paragraphs 1.11, 1.12, 1.13, and 1.16 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods Covered by a Valid Claim within the Patent Rights. Earned Royalties will accrue in each country for the duration that a Valid Claim within the Patent Rights is Covering a Licensed Product or Licensed Service in that country and will be payable to The Regents on a quarterly basis as set forth in Paragraph 4.2 with respect to Net Sales when Licensed Products or Licensed Services are invoiced in the relevant quarter. Sublicense Fees with respect to any Sublicensing Revenue received in any quarter shall accrue to The Regents and be payable concurrently with the royalty payment due with respect to such quarter pursuant to Paragraph 4.2 (if any).

4.2 Schedule. The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before [***] (for the calendar quarter ending December 31), [***] (for the calendar quarter ending March 31), [***] (for the calendar quarter ending June 30) and [***] (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3 Currency. All consideration due The Regents will be payable and will be made in United States dollars by check payable to [***] or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the Wall Street Journal during the last [***] days of the reporting period.

4.4 Taxes. Sublicense Fees and Earned Royalties on Net Sales of Licensed Products or Licensed Services and other consideration accrued in any country outside the United States may be reduced to the extent of any taxes, fees or other charges imposed by the government of such country and withheld and remitted to such government by Licensee or Sublicensee. Licensee shall deliver to The Regents, upon The Regents’ request, proof of payment of all such taxes. Each party shall provide assistance to the other party in seeking any benefits available to such party with respect to government tax withholdings by any relevant law or double tax treaty.

4.5 Accrual. In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision in such country and the Licensee shall be obligated to pay the full amount of royalties in such country due hereunder on those patents or claims within the Patent Rights that Cover the Licensed Products or Licensed Services and remain Valid Claims in such country.

4.6 Late Payments. In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due pursuant to the terms of this Agreement, the Licensee will pay to The Regents interest at a rate of [***] percent ([***] %) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE

5.1 The Licensee will pay to The Regents a license issue fee of [***] dollars ($[***]) within [***] days after the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

6.1 The Licensee will also pay to The Regents license maintenance fees beginning on the [***] anniversary date of the Effective Date and continuing [***] anniversary of the Effective Date according to the following schedule:

6.1.1 [***] dollars ($[***]) due on the [***] anniversary of the Effective Date;

6.1.2 [***] dollars ($[***]) due beginning on the [***] anniversary of the Effective Date and continuing [***] on each anniversary until and including the [***] anniversary of the Effective Date; and

6.1.3 [***] dollars ($[***]) due beginning on the [***] anniversary of the Effective Date and continuing annually thereafter.

6.2 The license maintenance fee shall not be due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products or Licensed Services and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product or Licensed Service. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement. For the first calendar year of commercial sales, Licensee’s obligation to pay the license maintenance fee will be pro-rated for the number of months in that calendar year in which there are no commercial sales. Licensee’s obligation to pay the license maintenance fee will be pro-rated for the number of months remaining in the calendar year when Sales commence and will be due the following [***].

7. PAYMENTS ON SUBLICENSES

7.1 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):

7.1.1 [***] percent ([***] %) of all Sublicensing Revenues if the sublicense is executed [***];

7.1.2 [***] percent ([***] %) of all Sublicensing Revenues if the sublicense is executed [***];

7.1.3 [***] percent ([***] %) of all Sublicensing Revenues if the sublicense is executed [***];

7.1.4 [***] percent ([***] %) of all Sublicensing Revenues if the sublicense is executed [***].

7.2 For clarity, only one of the above percentages will apply to the Sublicense Fees due with respect to the sublicense agreement with each Sublicensee and will be determined by the stage of Licensee’s most advanced Licensed Product at the time the applicable sublicense is executed.

8. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.1 Earned Royalty. The Licensee will pay to The Regents an Earned Royalty on Net Sales by the Licensee, Sublicensee, or any Affiliate for all aggregate Net Sales (“Earned Royalty”) as follows:

8.1.1 [***] percent ([***] %) of annual Net Sales of Licensed Product or Licensed Service up to [***] dollars ($[***]);

8.1.2 [***] percent ([***] %) of annual Net Sales of Licensed Product or Licensed Service greater than [***] dollars ($[***]) and up to [***] dollars ($[***]);

8.1.3 [***] percent ([***] %) of annual Net Sales of Licensed Product or Licensed Service greater than [***] dollars ($[***]) per year.

8.1.4 With respect to each Licensed Product, Licensed Service, or Licensed Method, Earned Royalties will be payable on a country-by-country basis, for so long as the making using or Selling of the Licensed Product, Licensed Service, or Licensed Method is covered by a Valid Claim in the country in which such Licensed Product, Licensed Service, or Licensed Method, is made, used or Sold.

8.2 Except as expressly set forth in this Paragraph 8.2, any payments received for Earned Royalty will be non-refundable and non-creditable towards any other payment due to The Regents. In case of documented overpayment, if Licensee gives notice to The Regents within [***] months after The Regents’ receipt of such overpayment, then such overpayment shall be credited against future Earned Royalty payments.

8.3 Royalty Offset. In the event Licensee makes any payment to one or more unaffiliated third parties in consideration for patent rights or patent rights together with know-how, in each case, in order to practice Licensed Methods or make, have made, use, Sell, offer to Sell or import Licensed Products or Licensed Services, then Licensee may deduct up to [***] percent ([***] %) of the amounts actually paid to such third party(ies) (but not to the extent such payment relates to any Licensee product or service that is not a Licensed Product or Licensed Service) from the Earned Royalty due to The Regents, provided that in no event will the Earned Royalty due to

The Regents in a given payment period be reduced to less than [***] percent ([***] %) of the amount due to The Regents as specified above in Paragraph 8.1 in such given payment period. If Licensee cannot credit any such payments due to such third parties and deduct such amounts from Earned Royalties as otherwise permitted pursuant to this Paragraph 8.3 in a particular payment period due to the limitation in the foregoing sentence, then Licensee may carry forward any such permitted deductions and credit such amounts against Earned Royalties due in future payment periods until the amount of such deductions are fully credited. Any credit pursuant to this Paragraph 8.3 shall not be available to the Licensee with respect to any royalties owed by Licensee to third parties for any Combination Product Component.

8.4 Minimum Annual Royalty. The Licensee will also pay to The Regents a minimum annual royalty of [***] dollars ($[***]) beginning with the year of the first Sale of Licensed Product or Licensed Service and ending upon the expiration of the last Patent Right. The minimum annual royalty will be paid to The Regents by the anniversary of each Effective Date and will be credited against the Earned Royalty due for the upcoming [***] month period for which the minimum payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in such [***] month period on the date that Sales commence and will be due on [***] anniversary of the Effective Date (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated [***] month period’s Earned Royalties.

9. MILESTONE PAYMENTS

9.1 For each of the [***] Licensed Products, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts with respect to the first Therapeutic Indication for which each such Licensed Product is developed:

[***]

9.2 For the avoidance of doubt, each of the milestone payments set forth [***] will be payable with respect to each Licensed Product and regardless of whether the applicable milestone event has been achieved by the Licensee, Sublicensee, or any Affiliate exercising rights hereunder.

9.3 All milestone payments set forth [***] are due to The Regents within [***] days after the occurrence of the applicable milestone event and are non-refundable and non-creditable towards any other payment due to The Regents.

10. EQUITY

10.1 Initial Shares. As further consideration for the rights hereunder, in connection with the first sale and issuance of its next series of Preferred Stock (“Preferred Stock”) pursuant to an equity financing with an aggregate sales proceeds of not less than [***] and with the principal purpose of raising capital (“Qualified Financing”), Licensee will issue to The Regents as promptly as reasonably practicable following the closing of the Qualified Financing [***] shares (as appropriately adjusted for stock splits, combinations, recapitalizations and the like occurring after the Effective Date) of its Preferred Stock issued in such Qualified Financing (the “Initial Shares”) pursuant to a stock issuance agreement in substantially the form attached hereto as Appendix A; provided, however, that (i) if the Licensee does not close on a Qualified Financing within [***] of the Effective Date, (ii) the Licensee consummates an IPO, or (iii) Licensee consummates a Liquidation Event or Deemed Liquidation Event or the Licensee approves the dissolution, liquidation or winding-up of Licensee’s business prior to a Qualified Financing, then the Company shall issue to The Regents [***] shares of Licensee’s Series A-1 Preferred Stock (as appropriately adjusted for stock splits, combinations, recapitalizations and the like occurring after the Effective Date), which such shares will constitute the Initial Shares for purposes hereof, immediately prior to the effective date of any of the foregoing events. Licensee represents and warrants that there have been no stock splits, combinations, recapitalizations or the like that have occurred since September 17, 2018 and through the Effective Date hereof.

10.2 Purchase Right. The Regents shall have the right, but not the obligation, to purchase for cash up to its Allocated Amount on the terms, and subject to the conditions, set forth in the Preferred Stock Purchase Agreement for the Qualified Financing (the “Purchase Right” and such purchase agreement, the “SPA”). Licensee will provide The Regents with [***] days’ advance prior written notice of its Purchase Right. Such notice shall include a copy of the SPA (including all exhibits thereto) and if available, a summary of the material terms of the Qualified Financing.

10.3 Termination of Purchase Right. The Purchase Right shall terminate upon the earliest to occur of the following:

(A)

The Regent’s (or its Nominee’s) execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) providing The Regents with a right to purchase shares of the Licensee’s capital stock in future Financing Rounds regardless of any minimum shareholding requirement;

(B)	The closing of the Licensee’s Qualified Financing pursuant to the SPA;

(C)	The Regent’s (or its Nominee’s) written notification to the Licensee that it will not exercise its Purchase Right;

(D)

[***] days following Licensee’s written notification to The Regents of its intent to file a registration statement in connection with a firm commitment underwritten public offering of Licensee’s common stock (“IPO”); or

(E)	The consummation of a Liquidation Event or Deemed Liquidation Event.

10.4 Nominee. All shares of capital stock shall be delivered to The Regents and issued in the name of [***], a nominee of The Regents (the “Nominee”).

10.5 Assignment. The Regents and/or its Assignee may elect to exercise all or a portion of the Purchase Right by notification in writing to the Licensee. “Assignee” means (a) [***], if The Regents has assigned its participation rights under this paragraph to [***], or (b) any entity that is controlled by The Regents.

11. DUE DILIGENCE

11.1 The Licensee, upon execution of this Agreement, will directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to proceed with the development, manufacture and Sale of one or more Licensed Products and Licensed Services and to bring [***] Licensed Products or Licensed Services to market thereafter will use Commercially Reasonable Efforts to market the same throughout the term of this Agreement. If Licensee complies with the obligations set out in Paragraph 11.3, then it shall be deemed to have complied with the requirements of this Paragraph 11.1.

11.2 The Licensee or an Affiliate or a Sublicensee will use Commercially Reasonable Efforts to obtain all necessary governmental approvals in each country where Licensed Products or Licensed Services are manufactured, used, Sold, offered for Sale or imported.

11.3 The Licensee will: [***]

11.4 The Regents recognizes that there are uncertainties associated with the development of products and the regulatory process required by the FDA (and foreign regulatory authorities that are equivalent to the FDA), and that it may be necessary from time to time to amend the milestones under [***]. Accordingly, upon request by Licensee, The Regents agrees to extend the milestones under [***] for up to [***] consecutive [***] month periods, by paying the following applicable extension fee(s): (i) [***] dollars ($[***]) for the first extension, (ii) [***] dollars ($[***]) for the second extension, (iii) [***] dollars ($[***]) for the third extension, (iv) [***] dollars ($[***]) for the fourth extension, (v) [***] dollars ($[***]) for the fifth extension, (vi) [***] dollars ($[***]) for the sixth extension, (vii) [***]dollars ($[***]) for the seventh extension, and (viii) [***] dollars ($[***]) for the eighth extension. For clarity, no more than [***] extensions are allowable, and an extension will extend all remaining milestones in [***] by [***] months. In addition, and notwithstanding the deadlines set forth in Section 11.3 (as may be extended in accordance with this Section 11.4), if Licensee’s development of a Licensed Product is delayed due to safety or efficacy concerns, then the parties will meet and discuss in good faith an appropriate extension to the applicable milestones from those set forth under [***].

11.5 If the Licensee is unable to complete any of the above milestones by the completion date or extended completion date (if applicable), then The Regents has the right and option to either terminate this Agreement under the terms set forth in Article 15 (Termination) or convert Licensee’s exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

12. PROGRESS AND ROYALTY REPORTS

12.1 Progress Reports. Beginning on January 31, 2019, and annually thereafter, Licensee will submit a written report to The Regents covering the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Article 11 (Due Diligence). Each report will describe progress in the development of Licensed Products and Licensed Services, including work completed, key scientific discoveries, summary of work in progress, and current schedule of anticipated events or milestones, and, after the filing of a BLA for a Licensed Product, market plans for introduction of such Licensed Product and any Licensed Services related thereto. In addition, on a semiannual basis, upon The Regents’ request, Licensee will provide an update on the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement since the prior written report.

12.2 First Sale. The Licensee will report to The Regents the date of first Sale of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service. The progress reports described in Paragraph 12.1 for a Licensed Product or Licensed Service are required until the first Sale of that Licensed Product or Licensed Service occurs in the United States and shall be again required with respect to a particular Licensed Product or Licensed Service if Sales of such Licensed Product or Licensed Service are suspended or discontinued in the United States.

12.3 Royalty Reports. Beginning with the earlier of (i) the first Sale of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee shall make quarterly royalty reports to The Regents on or before each [***] of each year. Each royalty report will cover the Licensee’s most recently completed calendar quarter and will show [***]

12.4 Entity Status. The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its Sublicensees and Affiliates.

13. BOOKS AND RECORDS

13.1 Accounting. The Licensee shall keep accurate books and records showing all Licensed Products and Licensed Services manufactured, used, and/or Sold under the terms of this Agreement. Books and records must be preserved for at least [***] years from the date of the Earned Royalty payment to which they pertain.

13.2 Auditing. Books and records must be open to inspection by representatives or agents of The Regents at reasonable times and no more than once per calendar year to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement. Such representative shall disclose to The Regents only such information as may be necessary to ensure compliance with the payment terms hereof. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than [***] percent ([***]%) of the total royalties due for any year is discovered in any examination then the Licensee shall bear [***] of that examination and shall remit [***] to The Regents within [***] days after the examination results.

14. LIFE OF THE AGREEMENT

14.1 Term. Unless otherwise terminated by operation of law, Paragraph 14.2 (Bankruptcy), or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Valid Claims within the Patent Rights licensed hereunder.

14.2 Bankruptcy. This Agreement will automatically terminate without the obligation to provide [***] days’ notice as set forth in Paragraph 15.1 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor if, within [***] days after its filing, such petition is not dismissed or all orders or proceedings thereunder affecting the operations or the business of Licensee are not stayed or any appointment made thereunder shall not been vacated.

14.3 Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 4.6	Late Payments
Article 5	License Issue Fee
Article 7	Payments on Sublicenses (only with respect to amounts
accrued prior to such termination or expiration)
Paragraphs 8.1 and 8.3	Earned Royalties and Minimum Annual Royalties (only
with respect to amounts accrued prior to such termination
or expiration)
Article 10	Equity

Article 13	Books and Records (only for a period of [***] years)
Article 14	Life of the Agreement
Article 16	Use of Names and Trademarks
Article 17	Limited Warranty
Article 18	Limitation of Liability
Paragraphs 19.3 & 19.4	Patent Prosecution Costs (only with respect to amounts accrued prior to such termination or expiration) and Effects of Termination
Article 22	Indemnification
Article 23	Notices
Article 26	Governing Laws; Venue
Article 29	Confidentiality
Article 30	Miscellaneous

14.4 Effects of Termination. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents as of the effective date of such termination or expiration, including the right to receive Earned Royalties in accordance with Article 8 (Earned Royalties and Minimum Annual Royalties).

15. TERMINATION

15.1 By The Regents. If the Licensee materially breaches this Agreement, then The Regents may give written notice of default (“Notice of Default”) to the Licensee. If the Licensee fails to cure or discontinue such breach within [***] days after the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to the Licensee and Licensee does not dispute such termination in good faith, this Agreement will automatically terminate on the effective date of that notice. If Licensee disputes in good faith the existence, materiality or cure of the applicable material breach and provides written notice of such dispute to The Regents within the [***] day cure period above, the parties agree to make good faith efforts to resolve such dispute informally. If the parties fail to reach resolution after such good faith efforts, and if Licensee diligently pursues resolution as to the occurrence of such alleged material breach pursuant to the provisions of Paragraph 26.2, then termination will not become effective unless and until the earlier of (i) settlement of the matter between the parties; and (ii) a final, unappealable or unappealed during the time allowed for appeals, court decision in accordance with Paragraph 26.2 that Licensee has materially breached this Agreement and has failed to cure the same in accordance with the cure period set forth herein. During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the parties will continue to perform all of their respective obligations and may exercise their respective rights hereunder.

15.2 By Licensee. The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 19.4 (Effects of Termination) will be effective [***] days from the date such termination notice is sent by Licensee.

15.3 Immediate Termination. This Agreement may be terminated immediately upon written notice by The Regents if the Licensee files a claim that includes in any way the assertion that any portion of Patent Rights are invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee or a third party at the written urging of, or with the assistance of, the Licensee (each, a “Patent Challenge”). Notwithstanding anything to the contrary set forth in this Agreement, The Regents will not have the right to terminate this Agreement pursuant to this Paragraph 15.3 (Immediate Termination) with respect to any Patent Challenge (i) made in defense of an assertion of the Patent Rights against Licensee or any of its Affiliates or Sublicensees or (ii) commenced by a third party that after the Effective Date acquires or is acquired by Licensee or any of its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition. In addition, with respect to any Patent Challenge commenced by a Sublicensee, The Regents may not terminate this Agreement pursuant to this Paragraph 15.3 (Immediate Termination) if Licensee promptly terminates the sublicense granted to such Sublicensee if the Sublicensee fails to cause any Patent Challenge initiated by it to be withdrawn within [***] days after receiving notice thereof from Licensee (or in the case of ex-parte proceedings, multi-party proceedings or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, upon the Sublicensee’s failure to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge within such [***] day notice period).

16. USE OF NAMES AND TRADEMARKS

16.1 Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by the Director of the Office of Technology Management, UCSF Innovation Ventures, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

17. LIMITED WARRANTY

17.1 [***], The Regents warrants to the Licensee that it has the lawful right to grant this license and has not granted any rights under the Patent Rights to any third party other than a license that would be permitted under Paragraph 2.2.The Regents further represents and warrants [***] (i) The Regents owns all right, title and interest in the Patent Rights and all Inventors claimed in any of the Patents Rights have assigned to the Regents all of their right, title and interest in and to such Patent Rights, (ii) The Regents has not received notice from any third party claiming that the use of Patent Rights granted by this Agreement either a) conflicts or would conflict with the rights granted to Licensee by The Regents hereunder, or b) infringes or would infringe any patent, copyright, trademark, trade secret or other intellectual property right of any third party, (iii) The Regents have disclosed to Licensee all technologies from the Inventors that have been formally disclosed to [***], and except for the technology disclosed in [***] all such technologies from the Inventors are Covered by the scope of the Patent Rights, and (iv) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Patent Rights.

17.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTIONS, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

17.3 Except as expressly set forth in this Agreement, this Agreement does not:

17.3.1 express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

17.3.2 express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

17.3.3 obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 21 (Patent Infringement); or

17.3.4 confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

17.3.5 obligate The Regents to furnish any advancements, developments, or other improvements to Patent Rights which are not entitled to the priority dates of Patent Rights, or know-how, technology or information not provided in Patent Rights.

18. LIMITATION OF LIABILITY

18.1 EXCEPT FOR [***], NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED

DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, ITS SUBLICENSEES (AS APPLICABLE) OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19. PATENT PROSECUTION AND MAINTENANCE

19.1 Patent Prosecution. As long as [***] as provided for in this Article, [***] shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising [***] Patent Rights using counsel of its choice. Upon [***] request, [***] and [***] shall create a joint patent management committee comprised of business representatives and/or patent attorneys as applicable from each party to discuss the prosecution and maintenance of Patent Rights. The representatives of such committee shall meet in person or by telephone to discuss current and upcoming matters relating to the Patent Rights. [***] shall reimburse [***] for any documented, out-of-pocket cost incurred from participating in such joint patent management committee meetings. [***] will consult with [***] to implement a commercially reasonable patent strategy consistent with [***] commercial goals and interests, including to amend any patent application to include claims reasonably requested by [***] to protect Licensed Products or Licensed Services contemplated to be Sold, or the Licensed Methods to be practiced, in each case, under this Agreement and to file and prosecute patents in jurisdictions indicated by and paid for by [***]. Without limiting the foregoing, [***] may request that [***]obtain patent protection on the Inventions in foreign countries, if available. [***] will notify [***]of its decision to obtain or maintain foreign patents not less than [***] days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing (or via email) and must identify the countries desired. In addition, [***] will provide [***] copies of all material correspondence and communications with governmental authorities related to the Patent Rights and consider in good faith [***] comments with respect to such correspondence and communications. [***] will provide [***] with copies of all relevant documentation so that [***] will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response (and [***] will consider all such comments in good faith), provided, however, that if the [***] has not commented upon such documentation in a reasonable time for [***] to sufficiently consider the [***] comments prior to a deadline with the relevant government patent office, or [***] must act to preserve the Patent Rights, [***] will be free to respond without consideration of [***] comments, if any. [***] agrees to keep this documentation confidential. [***] counsel will take instructions only from [***], and all patents and patent applications under this Agreement will be assigned solely to [***].

19.2 Patent Term. The Licensee may, in its discretion, apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. [***] shall prepare all documents, and [***] agrees to execute the documents and to take additional action as [***] reasonably requests in connection therewith.

19.3 Costs. The Licensee will bear all documented, out-of-pocket costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”). Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within [***] days after rebilling by The Regents. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents [***] and any patent prosecution costs that may be incurred for [***]. Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and are at least $[***].

19.4 Effects of Termination of Prosecution. The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the term of this [***]. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon [***] months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s), and applications in foreign countries where Licensee has elected not to file, at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

20. PATENT MARKING

20.1 The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers to the same extent as it marks products with its own patents in accordance with the applicable patent marking laws.

21. PATENT INFRINGEMENT

21.1 Infringement Notice. In the event that The Regents [***] or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). [***]. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to [***].

21.2 [***] Suit and Joining. If infringing activity of potential commercial significance by the infringer has not been abated within [***] days following the date the Infringement Notice takes effect, then [***] may institute suit for patent infringement against the infringer. Notwithstanding the provisions of this Paragraph 21.2, the parties may agree to shorten the deadlines set forth herein if a party demonstrates that it is commercially reasonable to do so, such agreement not to be unreasonably withheld. [***] may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of [***] suit or any judgment rendered in that suit. [***] may not join [***] as a party in a suit initiated by [***] without [***]. If [***] is involuntarily joined, or joins at the written request of [***], in a suit initiated by [***], then [***] will represent [***] in the suit at [***] cost. If [***] cannot be represented by [***] counsel because of conflict of interest or if [***] believe it will not otherwise be adequately represented by counsel chosen by [***] in good faith to represent [***] in accordance with this Paragraph 21.2, then [***] may select its own counsel to represent [***]. If [***] obtains counsel of its choice to represent it due to a conflict of interest, then [***] will pay all expenses for such representation. If [***] retains such counsel because it believes it will not otherwise be adequately represented by counsel chosen by [***] in good faith, then [***] will pay all expenses for such representation.

21.3 [***] Suit. If, within [***] days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if [***] has not brought suit against the infringer, then [***] may institute suit for patent infringement against the infringer. If [***] institutes such suit, then [***] may not join such suit without [***] and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of [***] suit or any judgment rendered in that suit.

21.4 Infringement Notice. Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of [***] and [***]) shall provide the Infringement Notice to the other party promptly. If the time period is such that [***] will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within [***] days after the date of such notice under the Act to either party.

21.5 Recovery. Any recovery or settlement received in connection with any suit will first be [***]. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be [***] as follows: [***]. In any suit initiated by [***], any recovery in excess of litigation costs will [***]. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 21 (Patent Infringement).

21.6 Sublicenses. Any agreement made by the Licensee for purposes of settling litigation or other dispute that contains a sublicense to the Patent Rights shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

21.7 Cooperation. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

21.8 Control. Any litigation proceedings will be controlled by the party bringing the suit.

22. INDEMNIFICATION

22.1 Indemnification. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention and any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all third party claims, suits, losses, damage, costs, fees and expenses to the extent resulting from, or arising out of, [***]. This indemnification will include, but not be limited to, [***]. Notwithstanding anything to the contrary set forth in this Agreement, Licensee and Sublicensee’s obligation to indemnify shall not apply to the extent any such third party claims result from, or arise out of, [***]. If The Regents believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 22.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

22.2 Insurance. The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

22.2.1 Commencing on or prior to the Effective Date, Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$	[	***]
Personal and Advertising Injury	$	[	***]
General Aggregate (commercial form only)	$	[	***]

Commencing when a Licensed Product or Licensed Service is being available to a subject in the conduct of clinical trials or Sold, Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$	[	***]
Personal and Advertising Injury	$	[	***]
General Aggregate (commercial form only)	$	[	***]

In addition, while the Licensee will not be required to have Products Liability coverage upon executing this Agreement, the Licensee agrees to have in place before human clinical studies begin Products Liability coverage sufficient to cover its indemnification obligations hereunder. If the above insurance is written on a claims-made form, it shall continue for [***] years following termination or expiration of this Agreement.

22.2.2 Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

The coverage and limits above will not in any way limit the Licensee’s liability under this Article 22 (Indemnification.)

22.3 Certificates. Promptly following the date when the insurance obligations under Section 22.2 apply, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will: [***].

22.4 Notification. The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 22 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 22 (Indemnification).

23. NOTICES

23.1 Any notice or payment hereunder shall be deemed to have been properly given when sent in writing in English to the respective address below and shall be deemed effective:

23.1.1 on the date of delivery if delivered in person,

23.1.2 on the date of mailing if mailed by first-class certified mail, postage paid, or

23.1.3 on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, or

23.1.4 in the case of notices, if sent by email, on the date the recipient acknowledges having received that email by either an email sent to the sender or by a notice delivered by another method in accordance with this Paragraph 23.1, provided that, automated replies and “read receipts” shall not be considered acknowledgement of receipt.

In the case of Licensee:

[***]

In the case of The Regents:

For notices:

[***]

For remittance of payments:

[***]

24. ASSIGNABILITY

24.1 The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only to any Affiliate of Licensee or in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by Sale, merger, operation of law or otherwise, provided that (a) such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement in writing, and (b) Licensee gives The Regents prompt written notice of assignment. Any attempted assignment by Licensee other than in accordance with this Paragraph 24.1 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

25. FORCE MAJEURE

25.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel or materials; local, national or state emergency; power failure or power outages; acts of terrorism; strike; and war.

26. GOVERNING LAWS; VENUE

26.1 Choice of Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

26.2 Venue. Any legal action brought by the parties hereto relating to this Agreement will be conducted in [***].

27. GOVERNMENT APPROVAL OR REGISTRATION

27.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

28. COMPLIANCE WITH LAWS

28.1 The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

29. CONFIDENTIALITY

29.1 Confidential Information. The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until [***] years after the termination or expiration of this Agreement. Proprietary Information can be written, oral, or both.

29.2 Permitted Disclosures. The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its actual and potential sublicensees, collaborators, manufacturers, service providers, brokers, financing sources, acquirers, and the like, provided that such parties are bound by a like duty of confidentiality as that found in this Article 29 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein and information regarding payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, then The Regents will advise that such terms must be kept in confidence in accordance with the provisions of this

Article 29 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless the Licensee has already made such disclosure publicly. Except as set forth in this Article 29 (Confidentiality), The Regents shall not disclose the terms of this Agreement without the prior written consent of Licensee.

29.3 Limitations. Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

29.3.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

29.3.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

29.3.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; or

29.3.4	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure. Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of the Agreement as part of a larger database.

29.4 Return of Information. Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information (at the disclosing party’s election) in its possession within [***] days following the effective date of termination of this Agreement and provide each other with prompt written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

30. MISCELLANEOUS

30.1 Appendices. This Agreement includes the attached Appendix A.

30.2 Headings. The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.3 Binding Agreement. This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

30.4 Amendments. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

30.5 Waiver. No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.

30.6 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

30.7 Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

30.8 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

30.9 No Strict Construction; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either party. Ambiguities, if any, in this Agreement will not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) words of one gender include the other gender; (iv) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (v) references to a Person are also to its permitted successors and assigns; (vi) references to an “Article,” “Section,” “Paragraph,” “Appendix” or “Schedule” refer to an Article, Paragraph or Section of, or Appendix or Schedule to, this Agreement, unless expressly stated otherwise; (vii) the word “or” will not be exclusive; (viii) references to “written” or “in writing” include in electronic form; (ix) the word “will” will be construed to have the same meaning and effect as the word “shall”; (x) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; (xi) a reference to any person or entity includes such person’s or entity’s successors and permitted assigns; and (xii) headings of each Paragraph, Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Paragraph, Article or Section.

30.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.

30.11 Execution. The terms and conditions of this Agreement shall be considered by The Regents to be withdrawn from the Licensee’s consideration and the Agreement itself to be null and void, unless this Agreement is executed by both The Regents and the Licensee within [***] days after when the execution copy is circulated for signatures.

[Signature page follows]

IN WITNESS WHEREOF, both The Regents and the Licensee have caused this Agreement to be executed by their respective and duly authorized officers as of the Effective Date.

LICENSEE		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Nathan Hardy	By:	/s/ Sunita Rajdev
	(Signature)		(Signature)

Name:	Nathan Hardy	Name:	Sunita Rajdev
	(Please Print)		(Please Print)

		Title:	Interim Executive Director,

Title:	CFO		Technology Management

Date:	January 2, 2019	Date:	January 2, 2019

APPENDIX A: STOCK ISSUANCE AGREEMENT

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APPENDIX 1 to STOCK ISSUANCE AGREEMENT: AMENDED AND RESTATED

VOTING AGREEMENT

SANA BIOTECHNOLOGY, INC.

DECEMBER [ 🌑 ], 2018

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